EXHIBIT (10m.)
                           Northwest Natural Gas
                          INTEROFFICE MEMORANDUM


TO:            Northwest Natural Gas Compensation Committee
FROM:          Robert L. Ridgley
DATE:          September 16, 1994
SUBJECT:       Proposed Agreement as to Retirement of CEO

     At your suggestion, this memorandum addresses those aspects of the executive succession planning process which will impact me personally as the Chief Executive Officer. You have suggested that I make a specific proposal concerning my plans, so that there may be an understanding between the Board of Directors and me as we proceed down the road to the selection of a new CEO.

     If acceptable to the Compensation Committee and the Board of Directors, I would be delighted to look forward to the following transition:

     1) During an Executive Session of the Board, the Board of Directors would elect a "Lead Director." This should be done at the earliest agreed to date. Forthwith and to that end, Cart Woodard, Chairman of the Board's Nominating Committee, has been asked to chair a selection process at the pleasure of the Board.

     2) The "Lead Director" would preside over all board meetings when the Chairman is not present. At least twice per fiscal year, the "Lead Director" should chair a meeting of only the Board's "outside" directors to review the company's affairs and any other subject the outside directors deem necessary. No "inside director" nor corporate employee should be present at these meetings.

     3) In addition to his or her formal duties, the Lead Director will provide a constructive conduit for individual directors to express views or requests for informal discussion between the Lead Director and CEO.

     4) It is my intention to retire as an employee and as President and CEO during February, 1997, just prior to my 63rd birthday. At that time, my tenure as CEO will have been twelve years.

     5) With the support of all of the directors, I would be honored and pleased to serve as Chairman of the Board of Directors for a period of two (2) years, commencing on March 1, 1997. During my tenure as Chairman, I would look forward to working closely with the Lead Director and all other directors to insure that the Board of Directors, its subsidiary boards and the Board committees provide a coherent and effective governance structure for the company.

     6) In addition to my duties on behalf of the Board of Directors, I would be pleased to make myself available at the call of the newly selected President and CEO. This would include consultation on business issues on which the CEO deems my counsel to be constructive and appropriate. It may also include acting as a liaison for the Company with community organizations and trade associations when such activity would be in the interest of the Company and is requested by the CEO.

     7) If during my two year tenure the Board of Directors wishes to replace me with a new chairman, it shall retain that prerogative at all times. However, should it elect to do so, my business consultancy and consulting fee as outlined below in Item Number 9, would continue for the agreed-to Two (2) year term commencing 1 March 1997 and expiring 28 February, 1999. Further, in case of my disability or death, this agreement will continue for my surviving spouse to the termination of this agreement on 28 February, 1999.

     8) At the conclusion of my term on February 28, 1999, I would automatically step down as Chairman of the Board of Directors. The Board may elect my successor as deems appropriate.

     9) In consideration of the commitments which I shall undertake, the Company shall pay me a consulting fee of $10,000 per month for twenty-four months commencing with 1 March, 1997. During that period, I would also have the continued use of my executive vehicle, in accordance with company policy and would be reimbursed for reasonable expenses necessarily incurred in the performance of my duties.

     10) In addition to the aforementioned compensation, I will also receive the customary retainer and meeting fees paid to nonmanagement directors commencing with my relinquishment of the CEO title on March 1, 1997.

     11) Following my retirement as President and CEO in February, 1997, I shall vacate my personal office space, which shall be made available to my successor. I would expect to have the continued use of an office with secretarial support and receive reimbursement of monthly dues and assessments (excluding all personal expenses) for the Arlington Club and Waverley Country Club until age 72 or retirement from the Board whichever occurs first.

     If this proposal meets with the pleasure of the Compensation
Committee and the Board of Directors, I would very much appreciate a resolution to that effect by the Board on September 22, 1994.

DATE:     SEPTEMBER 22, 1994

AGREED TO IN BEHALF OF NORTHWEST NATURAL GAS COMPANY AND ROBERT L. RIDGLEY, PURSUANT TO THE RESOLUTION OF THE BOARD OF DIRECTORS ADOPTED ON SEPTEMBER 22, 1994:

NORTHWEST NATURAL GAS COMPANY           ROBERT L. RIDGLEY



BY   /S/ Tod R. Hamachek                     /S/ Robert L. Ridgley
     --------------------------              ---------------------
     TOD R. HAMACHEK, CHAIRMAN               ROBERT L. RIDGLEY
     COMPENSATION COMMITTEE